UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 11, 2015

Foundation Medicine, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-36086	27-1316416
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 418-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2015, Foundation Medicine, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with BCSP Cambridge Ten Property LLC (the “Landlord”) for the lease of approximately 38,411 square feet of office space at Ten Canal Park in Cambridge, Massachusetts (the “Premises”) to be used as additional office space for the Company. The Lease commences on the later of (a) March 11, 2015 and (b) the date the Landlord receives the Letter of Credit (as defined in the Lease), and expires five years after the earlier of the date when the Company first opens for business in the Premises or September 1, 2015. Upon certain conditions set forth in the Lease, the Company has the option to extend the Lease for one additional five year period. The Company will pay annual rent of $54.00 per rentable square foot, or $172,849.50 per month for the first year, increasing annually by $1.00 per rentable square foot during the term of the Lease and shall receive up to $1,995,550 from the Landlord for tenant improvements to the Premises. The Company will post a security deposit in the amount of $1,037,097, which shall be reduced to $530,548.50 on the date the Company provides evidence to the Landlord of a capital contribution to the Company that results in a net increase in cash in the Company’s balance sheet of at least $200 million.

The foregoing description of the Lease is qualified by reference to the Lease, a complete copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Deed of Lease, by and between the Company and BCSP Cambridge Ten Property LLC, dated March 11, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2015	FOUNDATION MEDICINE, INC.

	By:	/s/ Robert W. Hesslein
Robert W. Hesslein

Senior Vice President and General Counsel